FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 17, 1999


                                  HOME BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Indiana                          0-22376             35-1906765
-------------------------------           ------------       -------------------
(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)       Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
 ---------------------------------------                        ----------
 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

          Attached Press Release Relative to Home Bancorp announcing $40 Million Deposit Growth.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           HOME BANCORP
                                                        ------------------
                                                           (Registrant)


                                                    /s/ W. Paul Wolf
Date:   April 29, 1999                                  ------------
                                                        W. Paul Wolf
                                                        Chairman, President, CEO

                                  NEWS RELEASE

Home Bancorp                               Date       April 28, 1999   7:00 A.M.
132 EAST BERRY STREET -  P.O. BOX 989      Contact    W. Paul Wolf
FORT WAYNE, INDIANA 46801-0989
PHONE:  (219) 422-3502
FAX:  (219) 426-7027

                 Home Bancorp Reports $40 Million Deposit Growth

FORT WAYNE, Indiana, -- April 28, 1999 -- Home Bancorp (Nasdaq: HBFW) today reported second quarter fiscal year 1999 (FY '99) earnings and financial results ended March 31, 1999. Net income for the second quarter 1999 was $789,000 ($0.39 basic earnings per share) compared to $839,000 ($0.38 basic earnings per share) for the same period a year earlier, a dollar decrease of 6%, however, reflected a 3% increase in earnings per share. The three months earnings represent an annualized return on average assets (ROA) of 0.81% and a return on average equity (ROE) of 7.86%. The decrease in the March 31, 1999 quarterly income from the prior year like period was attributed to a $40.0 million net deposit growth and a $5.0 million advance increase which together collectively increased total interest expense $0.3 million.

Net income for the six months ended March 31, 1999 increased 3% to $1,554,000 ($0.76 basic earnings per share) from $1,504,000 ($0.68 basic earnings per share) for the same period in 1998, an increase of 12% in earnings per share. For the six month period ended March 31,1999, earnings represent an annualized average ROA of 0.81% and a ROE of 7.72%.

A Company's milestone at March 31, 1999 was $396.6 million in total assets, an increase of $43.2 million, or 12% from $353.4 million at March 31, 1998; net loans receivable were $339.2 million, an increase of $33.2 million, or 11%, during the twelve-month period. For the same period from March 31, 1998 to March 31, 1999, deposits increased from $303.6 million to $343.6 million, or an increase of $40.0 million or 13%.

Home Loan Bank has a proven track record attracting a sizable depositor and borrower customer base. W. Paul Wolf, Chairman and Chief Executive Officer, reported "Most sophisticated customers, for their peace-of-mind, want to be able to look at a firm's past performance before establishing a banking relationship. A portion of current deposit and loan growth can be the result of unhappy customers whose former local banks were acquired by out-of-state bank holding companies."

In the short four years since the March 29, 1995 stock conversion, the Company's March 31, 1999 results have achieved enormous growth; i.e. assets increased 29.7% from $306 million to $397 million; loans augmented from $204 million to $339 million for a 66.2% growth; and deposits magnified to $344 million from $250 million, a 37.6% increase.

Home Bancorp
News Release
April 28, 1999
Page 2


The Company's efficiency ratios, as measured of core operating expenses to income, for the six-month period ended March 31, 1999 was 48.80%; the G&A (operating) expenses to assets was 1.29%. As a company becomes more efficient, these ratios reduce.

Shareholders' equity in Home Bancorp totaled $40.1 million, or 10% expressed as a percentage of assets, at March 31, 1999. The number of common shares outstanding was 2,175,768 with the book value per common share outstanding of $18.43.

The thirteenth consecutive quarterly cash dividend, paid April 8, 1999 to shareholders of record on March 25th, of $0.10 per share was a 25% increase from prior quarter's dividend. The 25% cash dividend increase represented the second quarterly dividend increase within a year; the $0.08 dividend paid July 9, 1998 consisted of a 60% jump over the $0.05 dividend paid in May 1998.

The January 26, 1999 Fourth Annual Shareholders' Meeting, held at the Holiday Inn Downtown, Fort Wayne, was a record attendance of 150 Home Bancorp shareholders. Of the total shares issued and outstanding on the record date, the shares voted, either in person or by proxy, represented 83.68% of outstanding shares.


   Home Bancorp (Nasdaq)
   Quarter March 31:                         1999                1998
   Net Income ...........................  $789,000            $839,000
   Share Earnings:
            Net Income basic ............       .39                 .38
            Net Income diluted ..........       .37                 .37




                       Holding Company for Home Loan Bank